Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.1

AMEMDMENT NO. 1 TO FABRICATION AND SERVICES AGREEMENT

WHEREAS:     Myomo Inc. (the “Company” and Geauga Rehabilitation Engineering, Inc. (“GRE”) entered into a Fabrication and Services Agreement (the “Agreement”) dated January 21, 2021, effective January 1, 2021, which provides for the Company to purchase fabrication and other services (the “Services”) from GRE through December 31, 2021; and

WHEREAS: The Company wishes to extend the Agreement to March 31, 2022 (“Termination Date”) and GRE wishes to continue providing the Services.

THEREFORE: The parties agree to amend the Agreement (the “Amendment”) as follows:

Section 3 – Billing – Volume Guarantee is amended to state:

The Company guarantees GRE $495,000 of revenue for the twelve (12) month period ending December 31, 2021 (the “Annual Guarantee”). Should monthly billings for materials, fabrication and other services be less than $41,250 (the “Monthly Guarantee”), GRE shall be entitled to charge the Company for the difference (the “Guarantee True-Up”) between the Monthly Guarantee and actual billings to the Company for the month. Any Guarantee True-Up amounts billed shall be payable within 30 days and applied to the Annual Guarantee. This Amendment shall not be construed to extend the term of the Annual Guarantee.

The Company will extend to GRE the Monthly Guarantee for each month in the period January 1, 2022 through March 31, 2022. The Company shall provide GRE 30-day notice of an expected reduction in orders, GRE may reduce technical staff accordingly upon Company’s written request of such reduction. Thirty (30) days after such written notice, the Monthly Guarantee shall be reduced by                                                                                    .

Section 3 – Billing – GRE Price and Fee Changes is amended to state:

Notwithstanding anything to the contrary contained herein, any and all prices or fees for any services, products or work to be performed pursuant to this Agreement may be adjusted in the event that GRE’s costs and/or expenses related to such services, products, or work increases by five percent (5%) during the Term or any such cost and/or expense increases directly result from COVID-19. Any such changes to prices or fees herein shall be effective upon prior written notice to the Company.

For clarity, GRE will invoice the Company each month          per week per technician used by GRE to compensate for higher labor costs. each of the four technician’s incentive pay in that month, effective starting from September 15, 2021, through the term of this Amendment. Amounts billed shall be payable within 30 days.

Section 25 – Term and Termination is amended to state:

This Agreement shall be non-exclusive to both Parties and shall remain in effect through March 31, 2022 (the “Term”). The parties agree to negotiate in good faith should either Party desire to extend the Term. Each Party has the right to terminate this agreement prior to the Termination Date upon ninety (90) calendar days written notice to the other Party. Should the Company terminate this Agreement prior to completion of the Term, it shall be obligated to pay any unpaid amounts within 30 days of the month’s close and true-up under the Annual Guarantee described in Section 3.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                   If GRE terminates this Agreement prior to the completion of the Term, it shall forfeit any unearned amounts under the Annual Guarantee and the Company shall not be obligated to

Should GRE, prior to the completion of the Term, (i) cease conducting business in the normal course, (ii) become insolvent, (iii) make a general assignment for the benefit of creditors, (iv) suffer or permit the appointment of a receiver of its business or assets, (v) avail itself of or becomes subject to any proceeding under any bankruptcy act (domestic or foreign), any state relating to insolvency or the protection of the rights of creditors, (vi) withdraw or cease to support any product integral to the Work, or (vii) breach any material provision of this Agreement, after an opportunity to cure such breach within thirty (30) business days from the date of the written notice of breach, Company may, without prejudice to any other available remedy, terminate this Agreement in whole or in part. In the event of such termination, Company shall have the right to take possession of the Work, all documentation relating to Work Product, and all materials with the right to their continued use, and the Company may then finish the Work by any reasonable means Company deems necessary. Further, the Company shall not be obligated to pay to GRE any unearned amounts under the Annual Guarantee or the Severance Amounts.

In the event of termination, GRE shall be compensated for Work performed and substantially in process prior to termination. Expenses that are directly attributable to termination but are incurred after termination shall be paid only if agreed to before such expenses are incurred. No expense or compensation, however, shall include anticipated profit or overhead charges. Company shall purchase all remaining material purchased by GRE, without exception, at a purchase price equal to the invoice cost for such materials plus twenty percent (20%). Additionally, the Company shall pay for the time, cost, and materials relative to packaging and shipping of said materials purchased by the Company. The Company shall purchase and pay for all such material within thirty (30) days of the termination or expiration of this Agreement. The Company shall pay for such unused inventory within fifteen (15) days after termination of this Agreement and shall be responsible for all shipping costs.

All other terms of the Agreement are unchanged and remain in full force and effect.

This Amendment is effective as of the latest date executed below by the duly authorized representatives of the Company and GRE.

Myomo, Inc.	Geauga Rehabilitation Engineering, Inc.

By:	/s/ David A. Henry	By:	/s/ Jonathan Naft

Printed:	David A. Henry	Printed:	Jonathan Naft

Title:	CFO	Title:	President

Date:	October 1, 2021	Date:	October 1, 2021